Exhibit 3.11

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

CORRECTIONAL HEALTHCARE ADVANTAGE, INC.

The undersigned Florida profit corporation, in accordance with Section 607.1006 of the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is Correctional Healthcare Advantage, Inc.

2. The Articles of Incorporation are amended by the following resolution adopted by the shareholders on May 11, 2007:

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized to take the necessary measures to amend the Corporation’s Articles of Incorporation by changing the name of the Corporation from Correctional Healthcare Advantage, Inc. to Paragon Emergency Services, Inc.

3. The First Article of the Corporation’s Articles of Incorporation is hereby amended in its entirety so as to read, after amendment, as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Paragon Emergency Services, Inc.

4. This Amendment has been adopted by the unanimous written action of all of the Directors and Shareholders of the corporation dated as of the 11th day of May, 2007.

5. This Amendment shall be effective upon filing with the Florida Department of State.

IN WITNESS WHEREOF, the undersigned has executed and signed these Articles of Amendment on behalf of the corporation this 11th day of May, 2007

Correctional Healthcare Advantage, Inc.

By:	/s/ John R. Stair
John R. Stair
Its:	Assistant Secretary